STOCK PURCHASE AGREEMENT

HOUSEHOLD INSURANCE GROUP HOLDING COMPANY,
a Delaware corporation
"Seller"

AND

AMTRUST FINANCIAL SERVICES, INC.,
a Delaware corporation
"Buyer"

Dated March 9, 2006

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

ARTICLE II

PURCHASE AND SALE OF SHARES

ARTICLE III

CLOSING

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SELLER AND THE COMPANY

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BUYER

ARTICLE VI

COVENANTS

ARTICLE VII

CONDITIONS PRECEDENT

ARTICLE VIII

POST-CLOSING COVENANTS

ARTICLE IX
TAX MATTERS

ARTICLE X
TERMINATION PRIOR TO CLOSING

ARTICLE XI
INDEMNIFICATION AND SURVIVAL

ARTICLE XII
MISCELLANEOUS

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is made as of the 9th day of March, 2006, by and among **HOUSEHOLD INSURANCE GROUP HOLDING COMPANY**, a Delaware corporation (herein, "Seller") and **AMTRUST FINANCIAL SERVICES, INC.**, a Delaware corporation (herein, "Buyer"). Seller and Buyer are sometimes referred to herein as the "Parties."

WITNESSETH:

WHEREAS, Seller is the record and beneficial owner of all the issued and outstanding capital stock (the "Shares") of **WESCO INSURANCE COMPANY**, a Delaware corporation, a wholly owned subsidiary of Seller (the "Company");

WHEREAS, the Seller wishes to sell, and Buyer wishes to purchase, all of the Shares pursuant to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and of the respective covenants, representations, warranties and agreements herein contained, it is hereby agreed by the Parties as follows:

ARTICLE I
DEFINITIONS

The terms defined in this Article I, whenever used in this Agreement, shall have the meanings indicated below for all purposes of this Agreement. Such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the defined terms. Unless the context of this Agreement clearly requires otherwise, references to any gender include all genders. Each accounting term used herein that is not specifically defined herein shall have the meaning accorded to that term under GAAP or SAP, as appropriate.

1.1 "Affiliate" of a specified Person means a Person that directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. For the purposes of the foregoing, "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

1.2 "Agreement" means this Stock Purchase Agreement, including all Schedules and Exhibits hereto as the same from time to time may be amended or waived.

1.3 "Annual Statements" shall mean, with respect to any Person, the annual SAP financial statements of such Person filed with or submitted to the insurance regulatory body in

the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such regulatory body, as applicable.

1.4 "Assumed Reinsurance Contracts" means the reinsurance agreements between Company and each company listed on Schedule F – Part 1 of the Company's 2005 Annual Statement (each a "Ceding Company") by which Company assumes business from each Ceding Company.

1.5 "Assumed Reinsurance" means the business assumed by the Company pursuant to the Assumed Reinsurance Contracts.

1.6 "Business Day" means any day other than a Sunday, a Saturday or any other day on which banks in the State of Delaware are required or authorized to be closed.

1.7 "Buyer" has the meaning set forth in the preamble of this Agreement.

1.8 "Buyer Indemnitees" has the meaning set forth in Section 11.1(a).

1.9 "Cap Amount" has the meaning set forth in Section 11.1(b).

1.10 "Closing" has the meaning set forth in Section 3.1.

1.11 "Closing Balance Sheet" means the balance sheet of the Company prepared according to SAP as of May 31, 2006.

1.12 "Closing Date" has the meaning set forth in Section 3.1.

1.13 "Code" means the Internal Revenue Code, or any successor law, and the rules and regulations promulgated thereunder.

1.14 "Commitment" means any contract, agreement, lease, promissory note, debenture, or other evidence of indebtedness, security agreement, mortgage or deed of trust.

1.15 "Company" has the meaning set forth in the preamble of this Agreement.

1.16 "Company Financial Statements" has the meaning set forth in Section 4.5.

1.17 "Deductible Amount" has the meaning set forth in Section 11.1(b).

1.18 "Designated Company Policies" means those policies and forms filed by Company with state insurance departments, which have been approved and are currently valid for use by Company in such states in connection with the Pre-Closing Policies and the issuance of New and Renewal Policies.

1.19 "Florida Reinsurance Agreement" has the meaning set forth in Section 8.7.

1.20 "Florida Reinsurer" has the meaning set forth in Section 8.7.

1.21 "Fraud Claims" means any claim, of either of the Parties, arising out of this Agreement resulting from or based upon fraud.

1.22 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

1.23 "General Agency Agreement" means the General Agency Agreement in the form annexed as Exhibit 1 to be entered into among the Company and the General Agent.

1.24 "General Agent" means Seller's Affiliate, BFC Insurance Agency of Nevada, a Nevada corporation or such other affiliate as Seller may designate.

1.25 "Governmental Authority" shall mean any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or Representative of any of the foregoing.

1.26 "Guaranty" means the Guaranty in the form annexed as Exhibit 2 to be entered into between the Seller and Buyer.

1.27 "Indemnified Party" has the meaning set forth in Section 11.4(a).

1.28 "Indemnifying Party" has the meaning set forth in Section 11.4(a).

1.29 "In-force Reinsurance Agreement" means the Reinsurance Agreement dated August 31, 2005 entered into by Company and HSBC Insurance Company of Delaware ("Reinsurer") annexed as Exhibit 3.

1.30 "Insurance Contracts" means all insurance treaties, policies, certificates, binders, slips and other agreements of insurance written or assumed by the Company in connection with the Company's business and all supplements, endorsements and riders in connection therewith.

1.31 "Knowledge" The Company or Seller will be deemed to have "Knowledge" of a particular fact or other matter if any director or officer has, or at any time had, actual knowledge of such fact or other matter or should reasonably be expected to have discovered or become aware of such in the course of his or her responsibilities as a director or officer. The Buyer will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of Buyer has, or at any time had, actual knowledge of such fact or other matter or should reasonably be expected to have discovered or become aware of such in the course of his or her responsibilities as a director or officer.

1.32 "Laws" has the meaning set forth in Section 4.4(a).

1.33 "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, claim, lien or charge of any kind.

1.34 "Loss" or "Losses" has the meaning set forth in Section 11.1(a).

1.35 "Material Adverse Effect" means, with respect to any specified Person a material adverse effect on (i) the assets, business, liabilities, results of operations, financial condition or prospects of such Person and its Affiliates, taken as a whole; provided, however, that such term shall be deemed not to include any material adverse effect arising out of or resulting from (a) an event or series of events or circumstances generally affecting (1) the insurance industry or (2) the United States economy or financial markets, or (b) any act of God, natural disaster, civil commotion, act of terrorism, war or similar event beyond the control of such specified Person or (c) any announcement of the transactions contemplated hereby or the identity of the parties hereto; or (ii) the ability of such Person to perform its material obligations under this Agreement and to consummate the transactions contemplated hereby.

1.36 "New and Renewal Policies" means all Insurance Contracts renewed or issued, as the case may be, on behalf of the Company by the General Agent pursuant to the General Agency Agreement and reinsured under the Reinsurance Agreement.

1.37 "Parties" means Seller and Buyer as set forth in the preamble of this Agreement.

1.38 "Permitted Liens" means: (a) Liens for Taxes or assessments or charges or levies, including those arising by operation of law, which are not yet due or delinquent or which are being contested in good faith; (b) carriers', warehousemen's, mechanics', materialmen's, repairman's or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in good faith; (c) pledges and deposits made in the ordinary course of business in compliance with the state insurance law and regulations or workers' compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (e) such Liens the existence of which would not reasonably be expected to have a Material Adverse Effect on the Person subject to such Lien.

1.39 "Person" means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, joint venture or other legal entity, including any governmental authority, body or agency.

1.40 "Pre-Closing Policies" means all Insurance Contracts issued by Company on or before the Closing Date.

1.41 "Purchase Price" has the meaning set forth in Section 2.2.

1.42 "Reports" has the meaning set forth in Section 4.7.

1.43 "Reinsurance Agreement" means the Quota Share Reinsurance Agreement in the form annexed as Exhibit 4 to be entered into by the Company and the Reinsurer.

1.44 "Reinsurer" means Seller's Affiliate, HSBC Insurance Company of Delaware, a Delaware corporation.

1.45 "Reserves" means the reserves and provisions of the Company for losses, claims, premiums, reinsurance recoverables and expenses in respect of Insurance Contracts of the Company (whether for unearned premiums, incurred losses, incurred loss adjustment expenses, incurred but not reported losses, loss adjustment expense or otherwise).

1.46 "SAP" means the statutory accounting principles and practices, as in effect from time to time, required or permitted for property and casualty insurance companies by the insurance regulatory authority in the jurisdiction in which the Person in question is domiciled.

1.47 "Section 338(h)(10) Election" has the meaning set forth in Section 9.7.

1.48 "Seller" has the meaning set forth in the preamble of this Agreement.

1.49 "Seller Disclosure Schedule" means the response to the Buyer's due diligence request and each additional disclosure schedule delivered by Seller to Buyer concurrently herewith. The Seller Disclosure Schedule, to the extent any information disclosed is different from the due diligence response, will be arranged in sections corresponding to the numbered and lettered sections in this Agreement and the disclosure in any section of the Seller Disclosure Schedule and the due diligence response shall qualify the any related sections of this Agreement.

1.50 "Seller Indemnitees" has the meaning set forth in Section 11.2(a).

1.51 "Shares" has the meaning set forth in the recitals above.

1.52 "Statutory Surplus" means, as determined in accordance with the insurance laws of the State of Delaware and SAP, the excess of total admitted assets over the liabilities of an insurer, which is the sum of all capital and surplus accounts minus any impairment thereof, in each case as reflected in any statement of the Company.

1.53 "Statutory Surplus Certificate" has the meaning set forth in Section 2.3.

1.54 "Statutory Surplus Statement" has the meaning set forth in Section 2.3.

1.55 "Straddle Period" has the meaning set forth in Section 9.1(b).

1.56 "Tax Authority" means any federal, state, local, or foreign Government Authority responsible for the assessment, determination, collection or imposition of any Tax (including the Internal Revenue Service).

1.57 "Taxes" means (i) any and all taxes whatsoever, including, without limitation, income, gross receipts, profits, sales, use, stamp, registration, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, premium or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

1.58 "Tax Returns" means returns, reports, forms, declarations of estimated tax and any schedules relating thereto, required to be filed with any governmental authority, domestic or

foreign, having jurisdiction over the assessment, determination, collection or other imposition of any Tax to Company.

1.59 "Termination Date" has the meaning set forth in Section 11.4(f).

1.60 "Transaction" means Seller's desire to sell and Buyer's desire to purchase all of the Shares of the Company according to the terms and conditions set forth in this Agreement, and shall include all of Buyers obligations, warranties, and covenants in connection with this Agreement, the Agency Agreement, and the Reinsurance Agreement.

1.61 "Transaction Documents" means the Reinsurance Agreement, the Agency Agreement, and Reinsurance Guaranty Agreement and any other ancillary agreements the Parties may agree to deliver at Closing.

ARTICLE II
PURCHASE AND SALE OF SHARES

2.1 Sale and Purchase of Shares. Subject to the terms and conditions hereof, the Seller hereby agrees to sell, assign and transfer to Buyer all of the issued and outstanding Seller's Shares, and Buyer hereby agrees to purchase the Seller's Shares from the Seller. Upon delivery of the certificate for the Shares by Seller, duly endorsed for transfer, and payment by the Buyer of the Purchase Price, Buyer shall be the lawful owner of the Shares free and clear of any liens or encumbrances.

2.2 Purchase Price. The purchase price (herein the "Purchase Price") for the purchase of the Shares shall be the sum of:

(a) Seven Million Five Hundred Thousand Dollars ($7,500,000.00); and

(b) An amount equal to the Company's Capital and Statutory Surplus as of the Closing Date, as set forth in the Statutory Surplus Statement prepared by Seller pursuant to Section 2.3, which shall be approximately, but not less than Fifteen Million Dollars ($15,000,000.00).

2.3 Closing Financial Statements.

On the Closing Date, Seller shall prepare and deliver to Buyer (1) the Closing Balance Sheet (2) a statement setting forth Seller's final calculation of Statutory Surplus as of the close of business on the Closing Date (the "Statutory Surplus Statement"), which Statutory Surplus shall be approximately, but not less than Fifteen Million Dollars ($15,000,000); and (3) a certificate of Seller's chief financial officer certifying, at the time of delivery, that the Closing Balance Sheet and Statutory Surplus Statement were prepared by Seller in conformity with SAP applied on a basis consistent with the Company's 2005 Annual Statement (the "Statutory Surplus Certificate").

2.4. Payment of Purchase Price.

The Purchase Price shall be paid by Buyer to Seller by certified or official bank check payable to the order of Seller or by interbank wire transfer of immediate available funds to an account designated by Seller, as follows: (i) A One Million Dollar ($1,000,000) deposit (the "Deposit") payable upon the execution of this Agreement, which shall be refundable in the event of Termination Prior to Closing pursuant to Article X, unless the Transaction is not consummated due solely to the inability of the Buyer to fund payment of the Purchase Price and (ii) the sum of Six Million Five Hundred Thousand Dollars ($6,500,000) and the Company's capital and surplus, as set forth on the Company's Statutory Surplus Statement, which shall be approximately, but not less than, Fifteen Million Dollars ($15,000,000) payable at Closing by certified or official bank check payable to the order of Seller or by interbank wire transfer of immediate available funds to an account designated by Seller. If payment is by interbank wire transfer the Shares will not be turned over to Buyer until Seller has confirmed the wire transfer has been credited to the account specified by Seller The Closing will occur on, but not later than June 1, 2006. If Buyer cannot close this Transaction due solely to its inability to fund payment of the Purchase Price at Closing the Deposit will be retained by Seller.

ARTICLE III
CLOSING

3.1 Closing; Closing Date. Subject to the fulfillment of all of the conditions specified in Article VII, any or all of which may be waived by the respective party or parties whose performance is conditioned upon satisfaction of such conditions, the purchase and sale of the Shares contemplated hereby shall be consummated at a closing (the "Closing") to be held at the offices of Seller at 200 Somerset Corporate Blvd., Suite 100, Bridgewater, NJ 08807, on or before the close of business on June 1, 2006, or on or at such other date, time or location as Buyer and the Seller shall mutually agree (such date being herein referred to as the "Closing Date"), subject to Section 10.1(b).

3.2. Deliveries and Action of Seller and the Company at Closing. At the Closing, Seller will deliver to Buyer, subject to Section 2.4 (i) certificate(s) representing all of the Shares, free and clear of any Liens, restrictive legends, proxies, voting or agreements of any kind; (ii) the Closing Balance Sheet, Statutory Surplus Statement and Statutory Surplus Certificate required by Section 2.3; (iii); the list of Company bank accounts and signatories thereon; (iv) Company's books and records; and (v) all other certificates and documents identified in Section 7.2

3.3. Deliveries and Action of Buyer at Closing. At the Closing, Buyer shall pay the Purchase Price in accordance with Article II of this Agreement and deliver the certificate provided for in Section 7.3.

3.4. Transaction Documents. The Transaction Documents in the form annexed as Exhibits 1, 2 and 4 will be executed and delivered to the Parties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SELLER AND THE COMPANY

Seller represents and warrants to Buyer, except as specifically contemplated by, or set forth in, this Agreement:

4.1 Capital Stock of the Company. At the time of Closing, the authorized capital stock of the Company consists solely of 2,000 shares of common stock, par value $1,250.00 per share, all of which are issued and outstanding and held of record and beneficially by Seller, free and clear of all Liens. At the time of Closing, the Shares will be duly authorized, validly issued, fully paid, non-assessable, and accompanied by all requisite stock transfer stamps, if any. The Company has no outstanding subscriptions, options, warrants, calls, Commitments, convertible securities or other instruments, of any character or nature whatsoever, under which the Company is or may be obligated to issue additional shares of capital stock or other securities of any kind. There are no pre-emptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock and there are no rights, obligations or restrictions on the voting of any of the Shares.

4.2 Corporate Acts and Proceedings. All corporate acts and proceedings on the part of the Seller required for the authorization, execution and delivery of this Agreement, the sale, transfer and delivery of the Shares and the performance of this Agreement have been taken or shall have been taken on or before the Closing.

4.3 Organization, Standing, etc. The Company is a property and casualty insurance company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as it is being conducted, to own, lease, operate and hold its properties and assets, to enter into this Agreement and to carry out the provisions hereof. The copies of the certificate of incorporation and by-laws of the Company, which have been delivered to Buyer prior to the execution of this Agreement are true, complete and accurate and have not subsequently been amended or repealed. At the time of Closing, the Company will neither have any direct or indirect ownership interests in any Person, nor possess any options or other rights to acquire such an interest. The Company owns no real property in any jurisdiction, and the Company is qualified or otherwise authorized to do business in each jurisdiction in which it is required to be so qualified or authorized.

4.4 Compliance with Laws and Other Instruments.

(a) The business and operations of the Company have been and are being conducted in accordance with all applicable federal, state and local statutes, laws, ordinances, rules and regulations, ("Laws") except to the extent that the failure to do so would not have a Material Adverse Effect on the Company. There are no outstanding written commitments made by the Company to the Delaware State Insurance Department. In response to the due diligence inquiries of Buyer, Seller has provided to Buyer all final reports on examinations of the Company by the Delaware State Insurance Department or the insurance department of any other State of the United States since December 31, 2001.

(b) To Seller's Knowledge, neither Seller nor the Company is in violation of, or in default under, nor has any event or omission occurred which, with notice or the lapse of time or both would constitute a violation or default of, any term or provision of their respective certificates of incorporation or by-laws (or similar organizational documents). The execution, delivery and performance by Seller and the Company of this Agreement and the other documents and agreements contemplated hereby will not: (i) require from Seller any consent or approval that has not been validly and lawfully obtained; (ii) cause Seller or the Company to violate or contravene (A) any provision of applicable Law, or (B) any judicial order, writ, judgment, injunction, decree, determination or award applicable to Seller and/or the Company, as the case may be, or any of their respective properties or assets; (iii) violate or be in conflict with, result in a breach of, or constitute (with or without notice or the lapse of time or both) a default under any Commitment to which Seller or the Company is a party or by which Seller or the Company or any of their respective properties, assets or rights is bound or affected; or (iv) result in the creation or imposition of any Lien on Seller or the Company, or any of their respective properties or assets, except for Permitted Liens. As of the date hereof, neither Seller nor the Company is subject to any restriction which prohibits either of them from entering into this Agreement or which would prevent the performance of or compliance with this Agreement or the consummation of the transactions contemplated hereby.

4.5 Company Financial Statements. The Annual Statement of the Company for the year ended December 31, 2005 ("2005 Annual Statement") and the quarterly statement of the Company for the period ended September 30, 2005, as filed with the Delaware Department of Insurance, are attached hereto as Exhibit 5. All the financial statements referred to in this section and Section 2.3 have been, or shall be, prepared in accordance with the records of the Company and have been, or shall be, prepared in accordance with Delaware SAP as applied to insurance companies and applied on a basis consistent with prior periods, and accurately present in all material respects the financial position of and the results of operations and changes in financial position of the Company at the respective dates and for the respective periods to which they relate. Such financial statements are hereinafter referred to as the "Company Financial Statements."

4.6 Indebtedness. Except as reflected in the Company's 2005 Annual Statement and Section 4.6 of the Seller Disclosure Schedule, the Company will not have any unpaid dividends or any indebtedness, liability or Commitment, absolute, contingent or otherwise as of the Closing Date.

4.7 Public Filings. Since December 31, 2002, and for all periods thereafter through and including the date of the Closing, the Company has or will have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto ("Report(s)"), that it was or shall, at or prior to the time of the Closing, be required to file with the insurance regulatory agencies of all of the states of the United States. Buyer shall be responsible for making all filings with insurance regulatory agencies where the requirements for the filing shall occur after the time of the Closing. As of their respective dates, the Reports complied or will comply in all material respects with all the reporting and disclosure rules and regulations of such regulatory authorities. To the Knowledge of Seller and Company none of such Reports contains contain any untrue statement of a material fact nor omits to state a material fact required to be stated therein at the time the report was filed.

4.8 Absence of Certain Changes of Events. Since September 30, 2005, and except in accordance with Section 6.1(h), and as otherwise set forth in this Agreement, there has not been (i) any change in the nature and mix of the assets and liabilities of the Company causing a Material Adverse Effect on the Company; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or businesses of the Company; (iii) any split, combination or reclassification of any shares of capital stock of the Company; or (iv) any stock dividends or stock splits declared with respect to the Company's stock.

4.9 Litigation. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, there is no litigation, proceeding or governmental investigation pending or, to the Knowledge of the Seller, threatened, against or related to the Company, or the properties or businesses of either thereof.

4.10 Tax Returns.

(a) All Tax Returns of the Company required to have been filed by or on behalf of the Company have been accurately prepared and timely filed, except to the extent any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Taxes due and owing by the Company have been paid, or adequately reserved for, except to the extent any failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) All Taxes which the Company is required to withhold or collect with respect to the Company have been withheld and collected and have been paid over to the proper Governmental Authorities, except to the extent any failure to pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company is not a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements.

(d) The Company has not agreed to make, nor has it been notified in writing of a requirement to make, any adjustment under Section 481(a) of the Code (or in any similar provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise for any tax period for which the applicable Federal statute of limitations has not yet expired.

(e) The Company has not constituted a "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a distribution of stock to any person that is not a member of the affiliated group of corporations of which Seller is the common parent qualifying for tax-free treatment under Section 355 of the Code within the two-year period ending as of the date of this Agreement.

4.11 Properties. The fair market value of the assets of the Company is not less than the values assigned to those assets on the Company SAP Financial Statements as of the respective dates

of the Company Financial Statements or the Closing Balance Sheet.

4.12 Licenses. The Company possesses all certificates of authority and all other governmental authorizations, licenses, franchises and permits (whether state, local or federal) as are necessary for the Company to engage in the property and casualty insurance business in 50 states of the United States and the District of Columbia. Copies of such certificates of authority have been delivered to Buyer. The Company possesses all certificates of authority and all other governmental authorizations, licenses, franchises and permits (whether state, local or federal) as are necessary for the Company to engage in the business and operations currently conducted thereby, except to the extent that the failure to possess such authorizations, licenses, certificates of authority, franchises or permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There is no proceeding that is pending or, to the Knowledge of Seller, threatened to limit, revoke, or fail to renew any such certificate of authority, authorization, license, franchise or permit.

4.13 Contracts and Commitments. At the time of Closing, the Company is not and will not be a party to or bound by any written or oral (i) employment contract or compensation arrangement, including without limitation any collective bargaining contract or union agreement; or (ii) bonus, deferred compensation, excess benefits, profit sharing, pension, thrift, savings, retirement, major medical, long-term disability, hospitalization, insurance or other plan, arrangement, commitment or practice of the Company providing employee or executive benefits or benefits to any Company employee; The Company has performed all material obligations required to be performed by it to date and is not in default under any outstanding indenture, contract, or other agreement to which the Company is a party or by which the Company is bound, except for any default or event which would not result in, and would not have consequences which would result in, a Material Adverse Effect on the Company.

4.14 ERISA Compliance and the Employee Stock Ownership Plan. The Company does not maintain or contribute to any "employee pension benefit plan" or "employee welfare benefit plan" as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended, hereinafter referred to as "ERISA".

4.15 Insurance. Up to the Closing Date, the Company has or will maintain in-force and effect policies of insurance which may provide coverage for Company. All premiums due on such policies have been paid, and all such policies are in full force and effect at the date hereof.

4.16 Insider Transactions As of the Closing Date there will be no current outstanding loans from the Company to any past or present officer, director, employee, or stockholder of the Company or the Seller and to their respective Affiliates.

4.17 Minute Books. The minute books, books and records of the Company and all Certificates of Authority, will be exhibited during the normal business hours of the Company at a location of Company's choosing to Buyer's representatives upon reasonable advance notice.

4.18 Brokers. Seller has retained the services of a broker for this Transaction and is solely responsible for all compensation that may be payable to such broker.

4.19 No Adverse Change. Except as set forth in this Agreement, since September 30, 2005, there has not been, other than in the ordinary course of business or as expressly contemplated by this Agreement, any: (a) event or occurrence which (either by itself or in conjunction with all other events, occurrences and conditions) has had a Material Adverse Effect on the Company, (b) except in respect of claims in the ordinary course of business under Pre-Closing Policies and Assumed Reinsurance Contracts, incurrence by the Company of any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due; (c) discharge or satisfaction by the Company of any Lien, other than Permitted Liens or except in accordance with terms of a Commitment of the Company; (d) mortgage, pledge or subjection to Lien, other than Permitted Liens, of any assets, tangible or intangible, of the Company; (e) purchase of assets by the Company; (f) cancellation or compromise of any material debt or claim, or waiver or release of any right of material value, by the Company; (g) entry by the Company into any material Commitment (except for this Agreement, the Reinsurance Agreement, the General Agency Agreement and any other Transaction Documents and the transactions contemplated hereby and thereby, including but not limited to those transactions contemplated by Section 6.1(h) or (k) that is not reflected on the Company's 2005 Annual Statement..

4.20 Title to and Condition of Properties. The Company has good and marketable title to all of its assets reflected as owned in the Company Financial Statements, subject to no Liens, except for (i) assets or properties disposed of in the ordinary course of business since September 30, 2005 and (ii) Permitted Liens.

4.21 Certain Payments. The Company has not:

(a) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity,

(b) made or accepted any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using Company corporate funds or otherwise or

(c) made any material favor or gift that is not deductible for federal income tax purposes.

4.22 Corporate Records; Copies of Documents. The corporate record books of the Company contain true and complete records of all meetings (and consents in lieu of meetings) and any corporate action taken by, its shareholders, board of directors, and committees, if any, of the Company's board of directors as required by applicable Law. The copies of the corporate record books of the Company previously made available to Buyer for review were true and complete copies.

4.23 Insurance Contracts. All Pre-Closing Policies in effect as of the date hereof are and all Pre-Closing Policies in effect as of the Closing Date will be, in all material respects, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with applicable Law. Without limiting the foregoing:

(a) The Company has offered and sold each Pre-Closing Policy, in compliance in all material respects with all applicable Laws (it being acknowledged that no representation or warranty of any kind is made with respect to compliance by independent agents of the Company) and all of the Company's registrations, filings or submissions made by it with respect to the Designated Company Policies with any Government Authority were in material compliance with applicable Laws on the later of when filed or approved by such governmental authority, as the case may be.

(b) To the Knowledge of Seller, each producer who wrote, sold or produced business for the Company was duly licensed as an insurance agent (for the type of business written, sold or produced by such producer) in the particular jurisdiction, if such jurisdiction required such licensing, in which such producer wrote, sold or produced such business at the time it was written sold or produced.

(c) All Pre-Closing Policies in effect as of the date hereof are, and all Pre-Closing Policies in effect immediately prior to the Closing will be, reinsured 100% by Reinsurer pursuant to the In-force Reinsurance Agreement except those Pre-Closing Policies in the State of Florida reinsured in accordance with Section 8.7 of this Agreement.

(d) Each Assumed Reinsurance Contract is a one hundred percent (100%) quota share reinsurance agreement which reinsures insurance products that are or were produced and administered by the General Agent or other Affiliate of Seller. Each Assumed Reinsurance Contract, except those in run-off, reinsure only credit insurance products.

4.24 Regulatory Filings. Seller has previously made available for inspection by Buyer all material registrations, filings and submissions made by the Company with any Government Authority and final financial and market conduct reports of examinations with respect to the Company issued by any such Government Authority along with copies of the Company's or Seller's responses thereto made or issued on or after January 1, 2004. The Company has filed all material reports, statements, documents, registrations, filings or submissions required to be filed by it with any Government Authority, except for those in respect of which the failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as would individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company, (a) no material deficiencies have been asserted by any such Government Authority with respect to such registrations, filings or submissions that have not been satisfied; (b) such registrations, filings or submissions were in material compliance with applicable Law on the later of the date when filed or approved, as the case may be; (c) since January 1, 2004, neither Seller nor the Company has submitted any written response with respect to comments which would have a Material Adverse Effect from any Government Authority concerning such filings, registrations, submissions or reports of examination; and (d) no deposits have been made by the Company (or by Seller with respect to the Company) with, or at the direction of, any Government Authority which were not reflected in the most recent Annual Statement of the Company filed with the Delaware Insurance Department.

4.25 Insurance Policies and Reinsurance Treaties.

(a) In Section 4.25(a) of the Seller Disclosure Schedule sets forth a complete and accurate list, listed by state, of the Designated Company Policies approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the last three years, and no other form of insurance policy is being or has been issued by the Company in the respective states which approved such forms or in which such forms have been filed and not objected to, as the case may be.

(b) In Section 4.25(b) of the Seller Disclosure Schedule sets forth all pending applications by the Company before governmental and regulatory authorities, including, without limitation, applications for approval of policy forms and premiums or authority to write new lines of insurance or reinsurance or admission into a particular jurisdiction.

(c) In Section 4.25(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of all ceded reinsurance and administration agreements currently in effect and, to the Knowledge of Seller, neither the Company nor any other party to such agreements is in breach of any such agreement.

4.26 Executive Officers and Directors. The Seller has provided a list of all persons who served in the capacity of executive officer or director during the twelve (12) months preceding the date hereof in Section 4.26 of the Seller Disclosure Shcedule.

4.27 Employees. The Company will have no employees as of the Closing. Seller is solely responsible for discharging or relocating all of the Company's employees, if any, and it is solely responsible for any and all compensation and benefits payable to Company's former employees, including without limitation, termination, severance, relocation, deferred compensation, pension, health and any other similar benefits.

4.28 Real Property. The Company does not own or lease any real property.

4.29 Intellectual Property. Other than the Insurance Contracts and the Designated Company Policies, the Company does not own or use any intellectual property and does not require any intellectual property to perform under the Transaction Documents.

4.30 Reinsurer Financial Statements. The SAP annual statements of the Reinsurer for the year ended December 31, 2005 as filed with the Delaware Department of Insurance, are attached hereto as Exhibit 6. The financial statements referred to in this section have been prepared in accordance with the records of the Reinsurer and have been, or shall be, prepared in accordance with Delaware SAP as applied to insurance companies and applied on a basis consistent with prior periods, and accurately present in all material respects the financial position of and the results of operations and changes in financial position of the Reinsurer at the respective dates and for the respective periods to which they relate. Such financial statements are hereinafter referred to as the "Reinsurer Financial Statements."

4.31. Seller Financial Statements. The unaudited financial statements of Seller for the year ended December 31, 2005 are annexed as Exhibit 7. All the financial statements referred to in this section have been prepared in accordance with the records of the Seller and its subsidiaries and have been prepared in accordance with GAAP and applied on a basis consistent with prior periods,

and accurately present in all material respects the financial position of and the results of operations and changes in financial position of the Seller at the respective dates and for the respective periods to which they relate. Such financial statements are hereinafter referred to as the "Seller Financial Statements."

4.32 No Subsidiaries. As of the Closing, the Company will not own or control, in whole or in part, or have any interest in, any other Person.

4.33 Representations at Closing. Each of the representations, warranties, covenants and agreements of the Seller contained in this Agreement shall be true, correct and complete, in all material respects, on and as of the Closing Date, except those changes, if any, that would not have a Material Adverse Effect on Company.

4.34 Statements True and Correct. No representation or warranty made herein by the Seller and no schedule, exhibit, certificate or other instrument delivered by or on behalf of the Seller pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or will contain any misstatement of any material fact or omits or will omit to state any material fact necessary to make the statements made herein true and complete.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, except as specifically contemplated by this Agreement or as otherwise specifically disclosed:

5.1 Organization, Standing, etc. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite power and authority to enter into this Agreement and to carry out the provisions hereof.

5.2 Corporate Acts and Proceedings. All corporate acts and proceedings required for the authorization, execution and delivery of this Agreement by Buyer and the performance of this Agreement by Buyer have been taken, or shall have been taken on or before the Closing.

5.3 Compliance with Laws and Other Instruments. The execution, delivery and performances by Buyer of this Agreement and the other documents and agreements contemplated hereby will not: (a) require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, which has not been obtained or filed; (b) cause Buyer to violate or contravene (i) any provision of applicable Law, (ii) any judicial order, writ, judgment, injunction, decree, determination or award applicable to Buyer or its subsidiaries or their respective properties or assets or (iii) any provision of the articles of incorporation or by-laws of Buyer; (c) violate or be in conflict with, result in a breach of, or constitute (with or without notice or the lapse of time, or both) a default of Buyer under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit

under, any Commitment to which Buyer is a party or by which Buyer, or any of its properties, assets or rights is bound or affected; (d) result in the creation or imposition of any Lien, other than Permitted Liens, on Buyer or any of its properties, assets or rights; or (e) require the consent of any Person.

5.4 Brokers and Finders. The negotiations of the transactions contemplated by this Agreement have been conducted directly by the Buyer with Seller, without the intervention of any party representing Buyer; and the Buyer has not caused any person to have a valid claim against either of the parties hereto for a brokerage commission or similar payment.

5.5 Claims and Proceedings. There are no outstanding orders of any Governmental Authority against or involving, or to the Knowledge of Buyer threatened against Buyer, and no claims pending against or involving the Buyer that would have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated herein.

5.6 Purchase for Investment. Buyer is acquiring the Shares for investment and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended.

5.7 Purchase Price. Buyer represents and warrants that it has the financial ability to close this Transaction as contemplated by this Agreement and does not require any funding or loans from any unrelated third parties.

5.8 Use of Designated Company Policies. Buyer or its Affiliates shall not market or use in any manner the Designated Company Policies, except for the uses of Seller or its Affiliates as provided in the General Agency Agreement and Reinsurance Agreement, for the term of the Reinsurance Agreement and until all Pre-Closing Policies and New and Renewal Policies reinsured thereunder have expired, lapsed or have been cancelled.

ARTICLE VI
COVENANTS

6.1 Covenants of Seller. Except as otherwise set forth herein Seller covenants as follows:

(a) Except as and to the extent required by applicable Law or as otherwise expressly permitted by this Agreement (in which case, if possible, the nature of the announcement shall be described to Buyer, and the content of such announcement shall be mutually agreed upon by Buyer and Seller prior to dissemination), prior to the Closing, Seller shall not make and shall cause the Company not to make any public comment, statement or communication.

(b) From the date hereof through the Closing, except as otherwise expressly permitted by this Agreement, or as consented to by Buyer in writing, the Seller shall cause the Company to carry on its business, only in the ordinary course of business consistent with past practice, and shall take no action which would adversely affect Seller's ability to consummate the transactions contemplated hereunder. Without

limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Closing, Seller shall cause the Company to:

(i) preserve intact its present corporate existence and use commercially reasonable efforts to pay and discharge all debts and liabilities as they become due (except those disputed or contested by the Company in the ordinary course of business), and operate in compliance in all material respects with all applicable Laws, permits and licenses of the Company and Commitments of the Company;

(ii) use commercially reasonable efforts to maintain its relationships and goodwill with customers, clients, suppliers, vendors, underwriters, reinsurers, employees, agents and others with whom it has business dealings;

(iii) keep its books of record and account in accordance with past practice, in which correct entries shall be made of all material financial transactions and the assets and business of the Company in accordance with SAP, consistently applied, and maintain its books, accounts and records in ordinary course of business consistent with past practice;

(iv) maintain in full force and effect all existing material governmental licenses, franchises and permits;

(v) maintain any insurance policies currently in effect, except as may be terminated and replaced by the Company with other insurance coverage in the ordinary course of business; provided, however, that nothing in this Agreement shall require the Seller to maintain such policies, or any replacement coverage, beyond the Closing;

(vi) promptly advise Buyer in writing of the threat or commencement against Seller or the Company of any suit, claim or action of which it has Knowledge and which would reasonably be expected to have a Material Adverse Effect on the Company; and

(vii) promptly advise Buyer in writing of any event or the existence of any fact that makes untrue, or will make untrue as of the Closing, any representation or warranty of Seller or the Company set forth in this Agreement or in any other Transaction Document.

(c) Without limiting the provisions of Section 6.1(b), from the date hereof through the Closing, except as otherwise expressly permitted by this Agreement, or consented to by Buyer in writing, the Seller shall cause the Company not to:

(i) amend its certificate of incorporation or by-laws (or similar organizational documents);

(ii) authorize for issuance, issue, sell, deliver, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other

securities, including options to purchase or securities convertible into its common stock;

(iii) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property or any combination thereof) in respect of, or purchase, redeem or otherwise acquire, any of its securities, or modify any of the terms of any such securities;

(iv) (A) create, incur or assume any long-term debt or any short-term debt for borrowed money; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (C) make any loans, advances, or investments (which shall not be deemed to include the issuance or renewal of Insurance Contracts) in, any other Person; (D) enter into or terminate any lease of real estate; (E) create any Lien on the capital stock of the Company;

(v) (A) create any Lien, other than a Permitted Lien, on any assets or property of the Company; (B) make any modifications of or changes in or terminate any existing Commitment other than as may be required to consummate the transactions contemplated hereby; or (C) enter into any material Commitment, except for Commitments for the purchase, sale or lease of goods or services;

(vi) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Commitment with respect to, any (A) plan of liquidation or dissolution, (B) merger or consolidation, (C) incur any material liabilities or obligations (including liabilities with respect to indebtedness, capital leases or guarantees thereof) other than in the ordinary course of business consistent with past practice;

(vii) except as required by GAAP, SAP or applicable Law, change any accounting methods, principles or practices followed by the Company, or any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

(viii) change or revoke any material election with respect to Taxes;

(ix) repay or prepay any liability, obligation or indebtedness prior to its stated maturity;

(x) take any action or omit to take any action that would cause any of the representations or warranties contained herein not to be true at any time between the date hereof and the Closing;

(xi) make any modifications of or changes in or terminate any existing Commitment with any Affiliate of the Company other than as may be required to consummate the transactions contemplated hereby;

(xii) Subject to Section 8.7 herein, issue or renew any Insurance Contract unless it is reinsured by Reinsurer pursuant to the In-force Reinsurance Agreement or the Reinsurance Agreement; or

(xiii) Enter into any assumed or ceded reinsurance agreement.

(d) From the date hereof through the Closing, Seller shall and shall cause Company to, as Buyer may from time to time reasonably request: (i) provide to Buyer reasonable access at reasonable times after reasonable notice to the Commitments of the Company, and books and records of the Company; (ii) furnish Buyer with all financial, operating and other documents, records, data, work papers and other information regarding the business, assets, Commitments, liabilities, personnel and property of the Company; and (iii) take all reasonable action necessary to enable Buyer to make such inspections, reasonable reviews and audits thereof, during normal business hours and discuss the same with representatives of the Company.

(e) From the date hereof to the Closing, as promptly as practicable, Seller and the Company will (i) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby on or before the Closing; and (ii) coordinate and cooperate with Buyer in exchanging such information and supplying such assistance as may be reasonably requested by Buyer in connection with any filings and other actions contemplated under this Agreement.

(f) At any time from the date hereof until the Closing, at Buyer's request and sole cost and expense, Seller shall cause Company to submit applications to state insurance departments to amend Company's certificates of authority to add lines of insurance and to make rate, form and rule filings with such state insurance departments. Buyer shall prepare all such applications and filings for Company. However, Seller shall cause Company to cooperate with reasonable requests by Buyer for information required in connection with the submission of such applications and filings.

(g) From the date hereof through the first anniversary of the Closing Date, Seller shall use commercially reasonable efforts to provide such information reasonably requested by Buyer, to assist Buyer in maintaining the required licenses, registrations and certificates of authority of the Company to perform its business obligations.

(h) Seller will provide Buyer with the Closing Balance Sheet on June 1, 2006. Notwithstanding anything in this Agreement or any other Transaction Documents, Seller anticipates removing significant assets and liabilities of the

Company prior to Closing by distributing or otherwise transferring them to itself or to its Affiliates so that the only material assets of the Company will have remaining at Closing are the licenses, Designated Company Policies, and approximately, but not less than, Fifteen Million Dollars ($15,000,000.00) in liquid assets, which the Seller will cause to be in cash, except for the statutory deposits set forth on Section 6.1(h) of the Seller Disclosure Schedule and no liabilities in the Company except those related to Policies and Assumed Reinsurance Contracts, which shall be reinsured 100% under the Reinsurance Agreement. The assets and liabilities to be transferred or distributed are as set forth in Section 6.1(i) below.

(i) Prior to the Closing, Seller shall take all reasonable actions necessary to transfer the assets and liabilities set forth in Section 6.1(i) of the Seller Disclosure Schedule from the Company to Seller or an Affiliate of Seller.

6.2 Covenants of Buyer.

(a) Except as and to the extent required by applicable Law or any Commitment (in which case, the Buyer shall provide the proposed announcement to Seller prior to dissemination for approval, which shall not be unreasonably withheld or delayed), prior to the Closing, Buyer shall not make any public comment, statement or communication, nor shall Buyer make any announcement to any of its, Seller's, or the Company's customers, vendors, producers, or underwriters, with respect to, or otherwise disclose or permit the disclosure of the existence or terms or the discussions regarding, this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby without the prior consent of Seller.

(b) From the date hereof to the Closing, as promptly as practicable, Buyer will:

(i) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby on or before the Closing;

(ii) file or supply, or cause to be filed or supplied, all applications, including but not limited to any Form A filing required by the Delaware Insurance Department, notifications and information required to be filed or supplied by Buyer pursuant to applicable Law in connection with this Agreement, the purchase and transfer of the Shares pursuant hereto and the consummation of the other transactions contemplated hereby; and

(iii) coordinate and cooperate with Seller and the Company in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller and the Company in connection with any filings and other actions contemplated by Section 6.1(e).

(c) Prior to the Closing, Buyer shall take such actions as are commercially reasonable to obtain any consents that may be required under Section 4.4(b) and the release and discharge of Seller from liability thereunder.

(d) In the event that, prior to the Closing, Buyer becomes aware of any fact or circumstance that would reasonably be expected to have a Material Adverse Effect on the Company, Buyer shall promptly, but in no event later than either (i) five days after becoming aware of such fact or circumstance or (ii) the day before the Closing, whichever comes first, inform Seller of such fact or circumstance.

6.3 Mutual Covenants.

(a) To the extent the filings or submissions referenced in this Section 6.3(a) are required by applicable Law, Seller and Buyer shall

(i) cooperate and use their commercially reasonable efforts to obtain all consents, approvals and agreements of any Governmental Authorities necessary to authorize, approve or permit the consummation of the transactions contemplated hereby as promptly as practicable,

(ii) use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries received from all Governmental Authorities for additional information or documentation in connection with such transactions. Seller and Buyer will each furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of necessary filings or submissions to any government or regulatory agency. Each of the parties shall provide each other reasonable advance notice of all meetings and conference calls with Governmental Authorities in connection with the transactions contemplated hereby and allow the others to include a representative thereof in such meetings and conference calls.

(b) Buyer shall use commercially reasonable efforts to obtain Form A approval of the Delaware Department of Insurance to this Transaction no later than May 15, 2006.

6.4 Inter-company Balances. Prior to the Closing, Seller shall cause the Company and each Affiliate of Seller to settle any existing intercompany balances with the Company.

6.5 Cooperation. Buyer will cooperate reasonably with, and assist Seller or its Affiliate in acquiring all required state licenses and products or making any other state or federal filings required for the assumption of all business under the Reinsurance Agreement by it or its Affiliate.

ARTICLE VII
CONDITIONS PRECEDENT

7.1 Conditions to Obligations of Each Party. The obligations of the parties hereto to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which, to the extent permitted by law, may be waived by written agreement signed by both the Buyer and Seller:

(a) No Injunctions or Restraints. Consummation of the transactions contemplated hereby shall not be restrained, enjoined or otherwise prohibited by any Law, judicial order or arbitral decision. No Governmental Authorities or agency shall have determined that any Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Law to such effect shall be pending.

(b) Insurance Regulatory Approval. All consents to and approvals of the transactions contemplated by this Agreement shall have been obtained from the Delaware Insurance Department, including but not limited to the Delaware Insurance Department's approval of the asset dividend of Company to Seller or Seller's Affiliate as contemplated by Section 6.1(h), and all other regulatory authorities whose approval is required and no consent or approval so obtained shall impose a requirement on the Company that would reasonably be expected to have a Material Adverse Effect on the Company.

(c) Dividend of Company to Seller or Seller's Affiliate The dividend contemplated by Section 6.1(h) shall have been declared and paid no later than 30 days before the Closing Date such that approximately, but not less than Fifteen Million Dollars ($15,000,000) of liquid assets and no liabilities except those related to Policies and Assumed Reinsurance Contracts, which shall be reinsured 100% under the Reinsurance Agreement, remain in the Company at the time of Closing.

(d) Other Government Filings and Approvals. All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from Governmental Authorities shall have been made or obtained (as the case may be) and no such consent, approval, permit or authorization so obtained shall impose a requirement on the Company that would reasonably be expected to have a Material Adverse Effect on the Company or Buyer.

7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the acquisition of the Shares and the other transactions contemplated hereby at the Closing shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date, of each of the following additional conditions:

(a) Stock Certificates. Seller shall have delivered to Buyer at the Closing all of the certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer.

(b) Closing Financial Statements. Seller shall have delivered to Buyer the Closing Balance Sheet, the Statutory Surplus Statement, and the Statutory Surplus Certificate as provided in Section 2.3 herein.

(c) Representations, Warranties and Covenants.

(i) Each of the representations and warranties of Seller contained in this Agreement shall be true (without regard to any materiality qualifications, Material Adverse Effect qualifications or such qualifications included within defined terms contained therein), in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date, unless such representation and warranty speaks only as of a specific date, in which case such representation and warranty shall be true only as of such date, except where the failure to be true would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(ii) Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or the Company prior to or on the Closing Date.

(iii) Since the date hereof, there shall not have occurred any Material Adverse Effect that would reasonably be expected to cause Seller or its Affiliates to be unable to perform their obligations hereunder or under the Transaction Documents.

(iv) Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect of Sections 7.2(c)(i) – (iii).

(d) Company Secretary's Certificate. Buyer shall have received from Company a certificate, dated the Closing Date and signed by its Secretary, with respect to each of the following items of the Company, which shall be annexed: (i) copies of its certificate of incorporation, and all amendments thereof to date, certified as of a date reasonably close to the Closing Date by the Secretary of State of the State of Delaware; (ii) copies of its by-laws, and all amendments thereof as of the Closing Date; and (iii) certificate of good standing from the state of domicile (or local law equivalent) of a date reasonably close to the Closing Date.

(e) Seller Secretary's Certificate. Buyer shall have received from Seller a certificate, dated the Closing Date and signed by its Secretary, with respect to each of the following items of Buyer, which shall be attached thereto: (i) copies of its certificate of incorporation, and all amendments thereof to date, certified as of a date reasonably close to the Closing Date by the Secretary of State of the State of Delaware; (ii) copies of its by-laws, and all amendments thereof as of the Closing Date; (iii) the resolutions of Seller's board of directors and, if required, shareholders, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party; and (iv) certificates of good standing as of the Closing Date, certified by the Secretary of State of the State of Delaware.

(f) Letters of Resignation. Seller shall have procured the resignation of all members of the Company's Board of Directors and its officers, which resignations shall be effective as of the Closing.

(g) Required Agreements. The Transaction Documents, including the General Agency Agreement, Guaranty and Reinsurance Agreement, in the forms annexed as Exhibits 1, 2 and 4 and any other agreements or instruments expressly contemplated thereby shall have been duly executed and delivered by Seller, the Company, or any Affiliates thereof, as appropriate, on or before the Closing Date. Each of the Transaction Documents shall be in full force and effect on the Closing Date (assuming proper execution and delivery by Buyer or its Affiliates, as appropriate) with respect to Seller, the Company, or any Affiliates thereof, as the case may be. All transactions contemplated by each such Transaction Document to be consummated as of the Closing Date shall have been consummated as of the Closing Date.

(h) Termination of Other Agreements with Affiliates. All Commitments between the Company and any Affiliate of the Company, except as contemplated herein, shall have been terminated or amended to remove the Company as a party thereto and shall have no further force or effect with respect to the Company as of the Closing Date, and the Company shall be released from any liability or obligations thereunder as of the Closing Date, except to the extent any such agreement, contract or other Commitment is expressly designated in writing by Buyer as excluded from the condition set forth in this sentence.

(i) Required Consents. All consents, if any, required pursuant to Section 4.4(b) hereof shall have been obtained.

(j) Removal of Liens. Any Liens set forth in Section 7.2(j) of the Seller Disclosure Schedule shall have been removed.

(k) Transfer of Assets and Liabilities. The assets and liabilities set forth in Section 6.1(i) of the Seller Disclosure Schedule shall have been transferred from the Company to Seller or an Affiliate of Seller in a manner consistent with Section 6.1 (h) and (i).

(l) Books and Records. Seller shall have delivered to Buyer all of Company's books and records.

(m) Bank Accounts. Section 7.2 (n) of the Seller Disclosure Schedule lists all of the Company's bank accounts and the signatories with respect thereto.

7.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment (or waiver by Seller), on or prior to the Closing Date, of the following additional conditions:

(a) Representations, Warranties and Covenants.

(i) Each of the representations and warranties of Buyer contained in this Agreement shall be true (without regard to any materiality qualifications, Material Adverse Effect qualifications or such qualifications included within defined terms contained therein), in each case on the date hereof and at and as

of the Closing Date as though made on and as of the Closing Date, unless such representation and warranty speaks only as of a specific date, in which case such representation and warranty shall be true in all material respects only as of such date, except where the failure to be true would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

(ii) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(iii) Since the date hereof, there shall not have occurred any Material Adverse Effect that would reasonably be expected to cause Buyer to be unable to perform its obligations hereunder or under the Transaction Documents.

(iv) Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect of Sections 7.3(a)(i) – (iii).

(v) promptly advise Seller in writing of any event or the existence of any fact that makes untrue, or will make untrue as of the Closing, any representation or warranty of Buyer set forth in this Agreement or in any other Transaction Documents.

(vi) promptly advise Seller in writing of the threat or commencement against Buyer of any suit, claim or action of which it has Knowledge and which would reasonably be expected to have a Material Adverse Effect on the Buyer's ability to consummate the transactions contemplated herein.

(b) Secretary's Certificate. Seller shall have received separately from Buyer a certificate, dated the Closing Date and signed by its Secretary, with respect to each of the following items of Buyer, which shall be attached thereto: (i) copies of its certificate of incorporation, and all amendments thereof to date, certified as of a date reasonably close to the Closing Date by the Secretary of State of the State of Delaware; (ii) copies of its by-laws, and all amendments thereof as of the Closing Date; (iii) the resolutions of Buyer's board of directors and, if required, shareholders, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party; and (iv) certificates of good standing as of the Closing Date, certified by the Secretary of State of the State of Delaware.

(c) Required Agreements. The Transaction Documents and any other agreements or instruments expressly contemplated thereby shall have been duly executed and delivered by Buyer or its Affiliates, as appropriate, on or before the Closing Date. Each of the Transaction Documents shall be in full force and effect on the Closing Date (assuming proper execution and delivery by Seller, the Company or Affiliates thereof, as appropriate) with respect to Buyer, or its Affiliates, as the case may be. All transactions contemplated by each such Transaction Document to be

consummated as of the Closing Date shall have been consummated as of the Closing Date.

7.4 Effect of Waiver of Conditions. The waiver by Seller of any condition in Section 7.1 or Section 7.3 or the waiver by Buyer of any conditions in Section 7.1 or Section 7.2, as the case may be, shall discharge the non-waiving party hereto from its indemnification obligations set forth herein with respect to the matters contemplated by any such waived condition.

ARTICLE VIII
POST-CLOSING COVENANTS

8.1 New and Renewal Policies. The Buyer shall cause the Company to issue New and Renewal Policies in accordance with the General Agency Agreement and Reinsurance Agreement at all times the Reinsurance Agreement remains in effect. All Pre-Closing Policies reinsured by Reinsurer pursuant to the In-force Reinsurance Agreement shall, as of the Closing Date, be reinsured in accordance with the Reinsurance Agreement, all New and Renewal Policies sold by the General Agent after Closing pursuant to the Agency Agreement and all Assumed Reinsurance under the Assumed Reinsurance Contracts also shall be 100% reinsured by Reinsurer in accordance with the Reinsurance Agreement. As long as the Reinsurance Agreement remains in effect, Company shall receive a 2% fronting fee on the Net Premium and Net Policy Fees (as defined in the Reinsurance Agreement) for New and Renewal Policies and Assumed Reinsurance ceded by Buyer to Seller pursuant to the Reinsurance Agreement. Seller further agrees that, in accordance with the Guaranty, it will be responsible, should the General agent or Reinsurer default under ther respective obligations for any losses, expenses, ceding commissions premium taxes, processing and administrative costs, including but not limited to, any filing, licensing, governmental or regulatory costs, associated in any way with the issuance by the Company of the Pre-Closing Policies and New and Renewal Policies or the Assumed Reinsurance Contracts. Buyer shall cause Company to authorize Seller, the General Agent or Reinsurer, or such other Affiliate of Seller as Seller may designate, as the case may be, to use and maintain all Designated Company Policies, and Seller, the General Agent or Reinsurer, or such other Affiliate of Seller as Seller may designate, as the case may be, shall timely copy the Company on all such maintenance and legal matters. The above and other terms are set forth in the General Agency Agreement, Reinsurance Agreement and Guaranty, which shall be effective as of the Closing Date.

8.2 Reports and Returns. Seller agrees, at its sole expense, to i) file all regulatory reports and returns required for the year 2005, including but not limited to annual reports, the Delaware "Yellow Book" (or its equivalent) filings, actuarial reports; ii) to have prepared audited financial statements for 2005; and iii) file Federal and State income tax returns and other required filings as more fully described in Section 9.1.

8.3 Maintenance of Policy Filings. Subject to Reinsurer's and General Agent's duties under the Reinsurance Agreement and General Agency Agreement, Buyer will cause the Company to make commercially reasonable efforts to maintain all necessary policy and form filings for Designated Company Policies in all states that Company is and has been licensed and distributing the Designated Company Policies before and at the time of Closing as long as the Reinsurance

Agreement remains in effect. Buyer agrees that demands or requirements that Company make or increase special deposits or statutory deposits or increase capital or surplus in an amount or amounts which do not exceed two-thirds, in total, of the maximum Ceding Fee as defined in the Reinsurance Agreement payable to the Company based on the maximum premium volume provided in the General Agency Agreement for the subject annual period shall be deemed commercially reasonable, unless otherwise agreed by the Parties. The Company shall not be required to make or increase any special deposits, statutory deposits or capital and surplus except as provided herein. In the event that compliance with this Section 8.3 would require that the Company take action which it determines is not commercially reasonable, Buyer shall provide Seller with reasonable notice of such determination and consider proposals by Seller for maintenance of such policy and form filings.

8.4 Maintenance of Licenses. Buyer will make commercially reasonable efforts to maintain all Company licenses necessary for Seller to continue selling the Designated Company Policies as long as the Reinsurance Agreement remains in effect. Buyer agrees that demands or requirements that Company make or increase special deposits or statutory deposits or increase capital or surplus in an amount or amounts which do not exceed, in total, two-thirds of the maximum Ceding Fee as defined in the Reinsurance Agreement payable to the Company based on the maximum premium volume provided in the General Agency Agreement for the subject annual period shall be deemed commercially reasonable, unless otherwise agreed by the Parties. The Company shall not be required to make or increase any special deposits, statutory deposits or capital and surplus except as provided herein. . In the event that compliance with this Section 8.4 would require that the Company take action which it determines is not commercially reasonable, Buyer shall provide Seller with reasonable notice of such determination and consider proposals by Seller for maintenance of such licenses.

8.5 Company Name. Buyer agrees that it shall not change the current name of Company while the Reinsurance Agreement is in effect; provided that the Company is not subject to any claim or demand regarding its use of the name. In the event of any such claim or demand Buyer shall provide Seller notice of such claim or demand as soon as reasonably practicable and a reasonable opportunity to respond to such claim or demand on behalf of Company at Seller's sole cost and expense. Buyer shall not change the Company name while Seller is engaged in a good faith attempt to preserve Company's rights to use its name; provided that nothing herein shall require Company to not comply with any order, decree, judgment, stipulation or directive issued by any court or regulatory authority with appropriate jurisdiction.

8.6 Assumption of Liabilities. Except to the extent reported on the Closing Balance Sheet, Seller shall assume all liabilities of the Company arising prior to the Closing Date or related to transactions occurring prior to the Closing Date to the extent such liabilities are not subject to the Reinsurance Agreement or Florida Reinsurance Agreement, including liabilities described in Section 9.2(a) and, in accordance with the Guaranty shall guarantee all liabilities of the General Agent and Reinsurer arising under Pre–Closing Policies, New and Renewal Policies, and the Assumed Reinsurance Contracts and all liabilities of the Florida Reinsurer arising under the Florida Reinsurance Agreement.

8.7 Reinsurance of Pre-Closing Policies and New and Renewal Policies in the State of Florida. At the request of Seller, Buyer shall cause the Company to enter into a one hundred

percent (100%) quota share reinsurance agreement, or to adopt any pre-closing reinsurance agreement (the "Florida Reinsurance Agreement") with a reinsurer designated by the Seller (the "Florida Reinsurer") for the purpose of reinsuring all Pre-Closing Policies and New and Renewal Policies issued by or on behalf of the Company in the State of Florida; provided that: (a) the designated Florida Reinsurer is rated A- or higher by A.M. Best's; and (b) the proposed Florida Reinsurance Agreement is substantially similar to the Reinsurance Agreement.. In accordance with the Reinsurance Agreement, the Reinsurer shall assume all liabilities and obligations of Company with respect to Pre-Closing Policies and New and Renewal Policies issued in the State of Florida, except to the extent that such liabilities are reinsured and assumed by the Florida Reinsurer pursuant to the Florida Reinsurance Agreement.

8.8 Termination of Policies. Company shall not terminate any Insurance Contract, Pre-closing Policy, New and Renewal Policy, or Assumed Reinsurance Contract without the express written consent of the Seller or Reinsurer, except as may be provided in the Transaction Documents or as may be required by applicable Law.

ARTICLE IX
TAX MATTERS

9.1 Tax Returns.

(a) Seller shall timely prepare and file (or cause to be filed) when due (i) all Tax Returns that are required to be filed by the Company for taxable years or periods ending on or before the Closing Date, and (ii) all consolidated, combined, unitary and similar Tax Returns that include the Company as a member of the "affiliated group" (within the meaning of Section 1504(a) of the Code or similar provision of state, local or non-U.S. law) of which Seller (or any predecessor or successor) is the common parent.

(b) Buyer shall timely prepare and file (or cause to be filed) when due all Tax Returns that are required to be filed by the Company for taxable years or periods beginning after the Closing Date and any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period").

(c) Buyer shall provide to Seller copies of all Tax Returns required to be prepared by Buyer for any taxable year or period that includes a Straddle Period. Buyer shall make such Tax Returns available to Seller for review and approval, which shall not be unreasonably withheld, at least thirty (30) days prior to the due date for filing such Tax Returns or any extension thereto.

(d) Unless Seller consents in writing, which consent shall not be unreasonably withheld, neither Buyer nor any of its Affiliates shall file any amended Tax Return, carryback claim, or other adjustment request with respect to the Company for any Tax period that includes or ends on or before the Closing Date.

9.2 Liability for and Payment of Taxes.

(a) Except to the extent that such Taxes are provided for on the Closing Balance Sheet, the Seller shall be liable for, and hold the Company, Buyer and its Affiliates harmless from any and all taxes due or payable by the Company for any tax year or taxable period ending on or before the Closing Date. Taxes for which Seller shall be liable for and shall hold Buyer and its Affiliates harmless from under the preceding sentence shall include, without limitation, Taxes for which liability arises under Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or foreign law as a result of the Company having been included in a group filing consolidated Tax returns.

(b) The Buyer and the Company shall be liable for, and shall hold Seller harmless from any and all Taxes due or payable by the Company for any tax year or taxable period after the Closing date, except as otherwise may be provided in Section 8.1 and the Transaction Documents.

(c) Each portion of a Straddle Period shall be deemed to be a tax period subject to Section 9.2(a) and (b) above.

(d) Except as otherwise provided in this Agreement, Seller shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Tax liability of the Company for taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date, except to the extent that such Taxes are provided for on the Closing Balance Sheet. Seller shall pay directly to or at the direction of Buyer, at least three (3) days prior to the date payment thereof is due, the portion of such Taxes for that portion of any Straddle Period which ends on the Closing Date (calculated pursuant to Section 9.3), except to the extent that such Taxes are provided for on the Closing Balance Sheet. Buyer shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Tax liability of the Company for taxable periods beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date, except as otherwise may be provided in Section 8.1 and the Transaction Documents.

9.3 Refunds.

(a) Any Tax refund (including any interest in respect thereof) received by Buyer or the Company, and any amounts credited against Tax to which Buyer or the Company becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, for which Seller is liable pursuant to Section 9.2, except to the extent that such refund or credit against Tax relates to Taxes for which the liability is assumed by Buyer, shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within ten (10) days after receipt of such credit or entitlement thereto. Buyer shall pay Seller interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 9.

(b) Any Tax refund (including any interest in respect thereof) received by Seller, and any amounts credited against Tax to which Seller becomes entitled

(including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, for which Buyer is liable pursuant to Section 9.2, or that relate to any Tax for which the liability is assumed by Buyer shall be for the account of Buyer, and Seller shall pay over to Buyer any such refund or the amount of any such credit within ten (10) days after receipt of such credit or entitlement thereto. Seller shall pay Buyer interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 9.

(c) Each of Seller and Buyer shall cooperate, and cause each of its Affiliates to cooperate, in obtaining any Tax refund which the other party reasonably believes should be available, including through filing appropriate forms with the applicable Tax Authority.

9.4 Certain Post-Closing Settlement Payments.

(a) If the examination of any federal, state, local or other Tax Return required to be filed by Seller under Section 9.1(a) shall result (by settlement or otherwise) in any adjustment which permits Buyer or the Company to increase deductions, losses or Tax credits or decrease the income, gains or recapture of Tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Buyer or the Company for one or more periods for which it is required to file a Tax Return under Section 9.1(b), Seller shall notify Buyer and provide it with adequate information so that Buyer can reflect on its or the Company's Tax Return such increases in deductions, losses or Tax credits or decreases in income, gains or recapture of Tax credits. Buyer shall pay to Seller, within thirty (30) days of the receipt of such information, the amount of any resulting Tax Benefits.

(b) If the examination of any federal, state, local or other Tax Return of Buyer under Section 9.1(b) shall result (by settlement or otherwise) in any adjustment which permits Seller to increase deductions, losses or Tax credits or decrease the income, gains or recapture of Tax credits which would otherwise (but for such adjustments) have been reported or taken into account (including by way of any increase in basis) by Seller for one or more periods for which it is required to file a Tax Return, Buyer shall notify Seller and provide it with adequate information so that Seller can reflect on its Tax Returns such increases in deductions, losses or Tax credits or decreases in income, gains or recapture of Tax credits. Seller shall pay to Buyer, within thirty (30) days of the receipt of such information, the amount of any resulting Tax Benefits.

9.5 Cooperation. After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to) (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 9.1, and (ii) cooperate fully in preparing for any audits of, or disputes with, any Tax Authority regarding any Tax Returns of the Company. In connection therewith, Buyer shall not dispose of any Tax work papers, books or records of the Company until the expiration of all applicable periods of limitation for the tax year which includes the Closing Date and, thereafter, shall give Seller

reasonable written notice and the opportunity to make copies of any such items, before disposing of such items.

9.6 Contests.

(a) Notice. After the Closing Date, Buyer and Seller each shall notify the other party in writing within ten (10) days of the commencement of any Tax audit or administrative or judicial proceeding affecting the Taxes of the Company, which, if determined adversely to the Company or after the lapse of time, would be reasonably expected to result in an increase in Tax liability of the Company for which the other party would be liable. Such notice shall contain any notice or other document received from any Tax Authority in respect of any such asserted Tax liability.

(b) Control of Contests Involving Pre-Closing Periods. In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes with respect to the Tax liability of the Company relating to any taxable years or periods ending on or before the Closing Date, Seller shall, at its sole cost expense, control the conduct of such audit or proceeding; provided, however, that if such audit or proceeding would be reasonably expected to result in an increase in Tax liability of the Company for which Buyer would be liable, Buyer may participate in the conduct of such audit or proceeding at its own expense.

(c) Control of Contests Involving Post-Closing Periods or Straddle Periods. In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes with respect to the Tax liability of the Company relating to any taxable years or periods beginning after the Closing Date or any Straddle Period, Buyer shall at its sole cost and expense control the conduct of such audit or proceeding; provided, however, that if such audit or proceeding would be reasonably expected to result in a increase in Tax liability of the Company for which Seller would be liable, Seller may participate in the conduct of such audit or proceeding at its own expense.

9.7 Section 338(h)(10) Election. Buyer and Seller shall make a joint election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign law) (collectively, the "Section 338(h)(10) Election") with respect to the purchase and sale (or deemed purchase and sale) of the Shares. Seller shall prepare all forms required to be filed with respect to the Section 338(h)(10) Election and, with the consent of Buyer (which consent shall not be unreasonably withheld), timely file (or cause the Company to file) such forms, and Buyer shall, and shall cause each of its Affiliates to, promptly execute any such forms.

ARTICLE X
TERMINATION PRIOR TO CLOSING

10.1 Termination. This Agreement may be terminated at any time on or prior to the Closing:

(a) by the written agreement of Buyer and Seller;

(b) by Buyer, on one hand, or Seller, on the other hand, by notice to the other, if the Closing shall not have been consummated pursuant hereto by 5:00 p.m. Eastern Standard Time on June 1, 2006, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party in material breach of this Agreement prior to May 31, 2006;

(c) by Buyer by notice to Seller and the Company, if any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by 5:00 p.m. Eastern Standard Time on June 1, 2006, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereunder to be performed or complied with by it prior to the Closing; or

(d) by Seller and the Company by notice to Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled by 5:00 p.m. Eastern Standard Time on June 1, 2006, unless such failure shall be due to the failure of Seller and the Company to perform or comply with any of the covenants, agreements or conditions hereunder to be performed or complied with by either of them prior to the Closing.

10.2 Effect of Termination. If this Agreement is terminated pursuant to the provisions of Section 10.1, then this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, except for any liability resulting from a party's breach of or default under this Agreement; provided, however, nothing contained in this Agreement shall relieve any party from liability for any breach of any agreement or covenant occurring before such termination. Notwithstanding the foregoing, this Section 10.2, Section 6.1(a), 6.2(a), 12.1, 12.7 and 12.8 shall survive the termination or expiration of this Agreement.

10.3 Retention of Deposit. Upon termination of this Agreement, Seller shall be entitled to retain the One Million Dollar ($1,000,000) Deposit only if Buyer was unable to close solely because of an inability to pay the Purchase Price on the Closing Date. In the event of the termination of this Agreement as a result of any other breach by Buyer, Seller shall be entitled to retain the Deposit only to the extent of its actual damages.

ARTICLE XI
INDEMNIFICATION AND SURVIVAL

11.1 Indemnification By Seller.

(a) Subject to the terms and conditions of this Article XI, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Company) and their respective officers, directors and employees (collectively, the "Buyer Indemnitees"), from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, liabilities (including Tax liabilities in accordance with Section 9 of this Agreement), fines, costs, judgments or penalties (whether or not resulting from third party claims), including

reasonably incurred out-of-pocket expenses, court costs, consulting fees and expert witness fees and attorneys' fees and expenses reasonably incurred in the investigation or defense of any of the foregoing (collectively, "Losses"), which such Buyer Indemnitees incur resulting from or arising out of:

(i) any inaccuracy or material breach of any representation or warranty of Seller or the Company or their Affiliates contained in this Agreement;

(ii) any material breach of any covenant or agreement contained in this Agreement to be performed by Seller or the Company, or their respective Affiliates; or

(iii) any claims arising out of or related to the liabilities assumed by the Seller pursuant to Section 8.6 or any other provision of this Agreement, which are not subject to the Guaranty ("Assumed Liability Claims").

(b) Notwithstanding any other provision to the contrary, and except for Fraud Claims and Assumed Liability Claims, Seller shall not be required to indemnify or hold harmless any Buyer Indemnitees pursuant to this Section 11 until the aggregate amount of Losses incurred by the Buyer Indemnitees (other than Fraud Claims) exceeds Fifty Thousand Dollars ($50,000.00) (the "Deductible Amount"), after which Seller shall be obligated for all such subsequent Losses of the Buyer Indemnitees under this Section 11.1(b) provided, however, that the cumulative indemnification obligation of Seller under this Article XI, other than for Fraud Claims and Assumed Liability Claims, shall in no event exceed Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the "Cap Amount"). The Seller will have no liability (for indemnification or otherwise) to the Buyer Indemnitees, including, without limitation, with respect to the matters described in this Section 11.1, arising out of or relating to any matter, fact or circumstance of which the Buyer, or its agents, employees or representatives, has Knowledge on the date of Closing.

(c) Notwithstanding any provision herein to the contrary, this Article XI shall not apply to claims by the Company arising under the General Agency Agreement, the Reinsurance Agreement or the Guaranty.

11.2 Indemnification By Buyer.

(a) Subject to the terms and conditions of this Article XI, Buyer shall defend, indemnify and hold harmless Seller and its Affiliates and their respective officers, directors and employees (collectively, the "Seller Indemnitees") from and against any and all Losses which such Seller Indemnitees incur resulting from or arising out of:

(i) any inaccuracy or material breach of any representation or warranty of Buyer or any of their respective Affiliates contained in this Agreement; or

(ii) any material breach of any covenant or agreement contained in this Agreement or any Transaction Document to be performed by Buyer or any of their respective Affiliates;

(b) Notwithstanding any other provision to the contrary and except for Fraud Claims, Buyer shall not be required to indemnify or hold harmless any Seller Indemnitees pursuant to this Section 11.2(b) until the aggregate amount of Losses incurred by the Seller Indemnitees (other than Fraud Claims) exceeds the Deductible Amount, after which Buyer shall be obligated for all such subsequent Losses of the Seller Indemnitees under Section 11.2(b) provided, however, that the cumulative indemnification obligation of Buyer under this Article XI, other than for Fraud Claims, shall in no event exceed the Cap Amount.

(c) Notwithstanding Section 11.2(b), or any other provision to the contrary, the Cap Amount shall not apply to any claims by the General Agent and Reinsurer arising under the General Agency Agreement or the Reinsurance Agreement, respectively.

11.3 Survival. The representations and warranties of the parties shall survive for two (2) years from the date of Closing except that:

(a) those made with respect to taxes shall remain open for the period of any statute of limitations and any extensions thereof;

(b) those made with respect to the Corporate Acts and Proceedings identified in Sections 4.2 and 5.2 and Assumed Liability Claims shall survive indefinitely.

(c) Any representations, warranties or covenants with regard to the Reinsurance Agreement will survive as long as the Reinsurance Agreement remains in effect and will terminate only in accordance with the terms of the Reinsurance Agreement.

11.4 Indemnification Procedures.

(a) In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (each, an "Indemnified Party"), written notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought under this Agreement and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed); (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense (which shall not be subject to reimbursement hereunder); and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice.

(b) Except with the prior written consent of the Indemnified Party, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include a full and complete general release of the Indemnified Party from any and all liability

with respect to such claim or litigation. Except with the prior written consent of the Indemnifying Party, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement of any kind.

(c) The Indemnifying Party and the Indemnified Party shall reasonably and in good faith cooperate in the defense of any third party claim or litigation subject to this Article XI and the records or other materials of each shall be made reasonably available to the other as appropriate for defense of such third party claim or litigation.

(d) With respect to any claim for indemnification hereunder which does not involve a third party claim, the Indemnified Party will give the Indemnifying Party notice of such claim not later than ten (10) Business Days after such claim becomes known to the Indemnified Party, which notice shall set forth in reasonable detail the nature of the claim, the factual basis thereof and the amount thereof. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide notice of such dispute to the Indemnified Party within thirty (30) Business Days of receipt of notice from the Indemnified Party of such Loss, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within thirty (30) Business Days of the date such notice of dispute is received, after which, if the dispute remains unresolved, the matter shall be resolved in accordance with Section 12.8.

(e) Once (i) the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to Section 11.4; (ii) any dispute under Section 11.4(d) has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party; or (iii) any dispute under Section 11.4(d) has been finally resolved in favor of indemnification under Section 12.8, then the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within twenty (20) Business Days of the date of such determination, to such account and in such manner as is designated in writing by the Indemnified Party.

(f) The rights to indemnification of the Buyer Indemnitees provided in Section 11.1(a)(i) and of the Seller Indemnitees provided in Section 11.2(a)(i) shall terminate as of the second anniversary of the Closing Date (the "Termination Date") as to any and all claims other than those as to which notice has been provided pursuant to the terms of Section 11.3(d) hereof prior to the Termination Date. The rights to indemnification of the Buyer Indemnitees provided in Section 11.1(a)(ii) and (iii) and of the Seller Indemnitees provided in Section 11.2(a)(ii) shall terminate according to their terms, and where no term is specified, they shall continue forever.

(g) The indemnification provided in this Article XI shall be the sole and exclusive remedy available to (i) the Buyer Indemnitees against Seller or any of its Affiliates and (ii) the Seller Indemnitees against Buyer or its Affiliates, in each case, for any claim (other than Fraud Claims) under this Agreement, or any document delivered pursuant hereto or thereto or otherwise related to the transactions contemplated hereby and thereby. Notwithstanding any provision to the contrary, no party shall be liable to the other party for a Loss resulting from the inaccuracy of a representation or warranty or breach of any covenant or agreement of this Agreement to the extent such Loss is

composed of (i) special, consequential, punitive or exemplary damages, or (ii) damages not reasonably foreseeable from such inaccuracy or breach, except to the extent such Loss arises from a third party claim. All parties shall mitigate their damages. In no event will this Section apply to claims arising under the General Agency Agreement, the Reinsurance Agreement, the Reinsurance Guaranty Agreement or those obligations under this Agreement that relate in any way to the General Agency Agreement, Reinsurance Agreement or Reinsurance Guaranty Agreement.

11.5 No Duplication. Notwithstanding any other provision contained herein or in the Transaction Documents, no party to any Transaction Document shall be entitled to obtain indemnification for any breach of a representation, warranty or covenant contained in any Transaction Document in an amount that is in excess of the Losses attributable to such breach. The amount of any Losses sustained by a Buyer Indemnitee or a Seller Indemnitee shall be reduced by (i) any amount received by such Buyer Indemnitee or Seller Indemnitee with respect thereto under any insurance coverage relating thereto (other than insurance coverage provided by an Affiliate of such indemnitee) or from any other party alleged to be responsible therefor and (ii) by the amount of any Tax benefit actually realized with respect to the Loss. The Buyer Indemnitees and the Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility and to realize any Tax benefit with respect to the Loss.

ARTICLE XII
MISCELLANEOUS

12.1 Expenses. Seller shall be responsible for and bear all expenses, costs and fees (including investment banking, attorneys' and auditors' fees, any broker's or finder's fees, and any other expenses) incurred at any time by Seller or the Company in connection with pursuing or consummating the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and the Transaction Documents and compliance herewith and therewith, whether or not the transactions contemplated hereby shall be consummated, and Buyer shall be responsible for and bear all expenses, costs and fees (including investment banking, attorneys' and auditors' fees, any broker's or finder's fees, and any other expenses) incurred at any time by Buyer in connection with pursuing or consummating the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and the Transaction Documents and compliance herewith and therewith, whether or not the transactions contemplated hereby shall be consummated. Buyer shall also be responsible for costs fees and expenses related in any way to the Form A filing requirements of the state of Delaware.

12.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause or section is inoperative or unenforceable for any reason, only that phrase, section or clause shall be inoperable or unenforceable and such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

12.3 Notices. All notices, requests, demands, approvals, consents, waivers and other communications required to be given under this Agreement shall be in writing and (a) delivered personally; (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid; (c) sent by nationally recognized next-day or overnight mail or courier; or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by certified or registered mail.

(i) If to Buyer, to:

AmTrust Financial Services, Inc.
59 Maiden Lane, 6th floor
New York, New York 10038
ATTN: General Counsel

(ii) If to Seller, to:

Household Insurance Group Holding Company
200 Somerset Corporate Blvd., Suite 100
Bridgewater, NJ 08807
ATTN: General Counsel

(iii) If to Company before Closing to:

Wesco Insurance Company
200 Somerset Corporate Blvd., Suite 100
Bridgewater, NJ 08807
ATTN: General Counsel

(iv) If to Company before the Closing,

Household Holding Insurance Holding Group
200 Somerset Corporate Blvd., Suite 100
Bridgewater, NJ 08807
ATTN: General Counsel

(v) If to Company after the Closing,

AmTrust Financial Services, Inc.
59 Maiden Lane, 6th floor
New York, New York 10038
ATTN: General Counsel

or, in each case, at such other address as may be specified in a notice sent in accordance with the provisions of this Section 12.3 to the other parties hereto. All notices shall be deemed effective

and given upon receipt; provided, however, that if any facsimile notice is received after 5:00 P.M. local time at the place of receipt, it shall be deemed to have been given as of the next following Business Day.

12.4 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

12.5 Entire Agreement. This Agreement and the Transaction Documents (including the Schedules and Exhibits attached hereto and thereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof.

12.6 Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

12.7 Governing Law, Etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal Laws of the State of Delaware without giving effect to the conflict of laws rules thereof.

12.8 Dispute Resolution. Seller and Buyer will provide to each other and their respective counsel thirty (30) days written notice for any claimed breach of this Agreement prior to taking any action based on such claimed breach; provided that each of them expressly reserves the right to seek temporary injunctive relief during such thirty (30) day notification period, so long as reasonable written notice is provided before seeking any such relief. During such thirty (30) day period, Seller and Buyer will each have the right to take reasonable steps to investigate and cure any such claimed breach. If any parties hereto have a dispute with the another party and has given written notification of a dispute to the other party as set for the above, then within fifteen (15) days of such notification each party must designate an officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

If these officers are unable to resolve the dispute within thirty (30) days of their first meeting, the dispute will be submitted to formal arbitration, unless the parties agree in writing to extend the negotiation period for an additional thirty (30) days.

The parties further agree that any claim, dispute, or controversy not resolved by the process described above (whether based upon contract; tort, intentional or otherwise; constitution; statute; common law; or equity and whether pre-existing, present or future), including initial claims, counter-claims, cross-claims and third party claims, arising from or relating to this Agreement or the relationships which result from this Agreement, including the validity or enforceability of this arbitration clause, any part thereof or the entire Agreement

("Dispute"), shall be resolved, upon the election of any Party, by binding arbitration pursuant to this arbitration provision. The arbitration shall be a mutually agreed location. Any arbitration hereunder shall be conducted under the applicable rules or procedures of the American Arbitration Association ("AAA").

Either Party may demand arbitration hereunder by providing a written demand for arbitration to the other Party, containing a statement of the matter to be arbitrated. The Parties shall then have fourteen (14) days within which they may identify a mutually agreeable arbitrator, who shall be independent, disinterested and a practicing attorney with at least ten (10) years experience, a former judge, or current or retired insurance industry executive with at least ten (10) years experience. After the fourteen (14) day period has expired, the Parties shall prepare and submit to the AAA, a joint submission, with each party to contribute half of the appropriate administrative fee. In the submission, the Parties shall either designate a mutually acceptable arbitrator or request a panel of arbitrators from the AAA in accordance with the following procedure: the Parties shall request a panel of nine prospective arbitrators who meet the requirements set forth above and shall attempt to select an arbitrator in according to AAA procedures; in the event the Parties are unsuccessful, the Parties shall request a second panel of nine comparably qualified prospective arbitrators and repeat the selection process; if the parties remain unable to select an arbitrator, then they shall request from AAA a third panel of three comparably qualified arbitrators from which the AAA shall reject the least preferred candidate of each Party and select the candidate with the highest joint ranking of the Parties.

The cost of arbitration proceedings will be shared equally between the parties involved in such arbitration proceedings, unless otherwise awarded by the arbitrator. Each party shall bear the expense of its respective attorneys' fees.

This Agreement is made pursuant to a transaction involving interstate commerce, and is subject to the Federal Arbitration Act, 9 U.S.C. Sections 1 – 16 (the "FAA"). The arbitration shall apply applicable substantive law consistent with the FAA, including laws concerning reception, rejection and consideration of evidence, and shall provide written reasoned findings of fact and conclusions of law. The arbitration's award shall not be subject to appeal except as permitted by the FAA. The parties agree that the award shall be kept confidential. Judgment upon the award may be entered in any court having jurisdiction. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding.

However, should the parties engage in litigation, the prevailing party in any litigation or proceeding to enforce or interpret this Agreement shall be entitled to reimbursement for its reasonable attorneys' fees incurred, and all other costs reasonably and necessarily incurred, in connection with any such litigation. The attorneys' fees which may be so recovered shall include fees incurred in any post judgment proceedings to collect or enforce the judgment and/or for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. This provision is separate and several and shall survive the merger of this Agreement into any judgment. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought only in the state or federal courts located in the State and City of New York, and each of the

parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

12.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and its respective heirs, successors and permitted assigns.

12.10 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer may assign any rights, interests or obligations hereunder to any of its Affiliates without the prior written consent of Seller or the Company, provided that in the event of any such assignment Buyer shall remain liable with respect to its obligations hereunder,.

12.11 No Third-Party Beneficiaries. Except as provided in Article XI, with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any legal or equitable right, remedy or claim upon any Person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, however, in no event shall this exception apply to the parties respective obligation hereunder regarding the Reinsurance Agreement.

12.12 Amendment; Waivers, etc. No discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No amendment or modification of this Agreement shall be effective unless in a writing executed by the party against whom enforcement is sought.

12.13 Waiver of Jury Trial. **EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.**

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

"SELLER"
Household Insurance Group Holding Company

By: ____________________
Name: PATRICK A. CORDA
Title: GROUP EXECUTIVE

"BUYER"
AmTrust Financial Services, Inc.

By: ____________________
Name: ____________________
Title: ____________________

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

"SELLER"
Household Insurance Group Holding Company

By:________________________________
Name:______________________________
Title:_______________________________

"BUYER"
AmTrust Financial Services, Inc.

By: [signature]
Name: Barry D. Zyskind
Title: President + CEO